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                                                           EXHIBIT (d)(1)(ii)(D)

                       AMENDMENT TO PAVILION BANCORP, INC.
                EMPLOYEE STOCK OWNERSHIP AND 401(K) SAVINGS PLAN

      This Amendment is made and adopted the 20 day of October, 2004, by PAVILION BANCORP, INC., a Michigan corporation (herein with its predecessors and successors called the "Company").

                                   RECITALS --

      (A) The Company maintains the Pavilion Bancorp, Inc. Employee Stock Ownership and 401(k) Savings Plan and Trust Agreement (the "Plan");

      (B) Under Article X(D) of the Plan the Company reserved the right at any time and from time to time to amend the Plan;

      (C) The Company desires to amend the Plan in the manner and to the extent hereinafter set forth.

      NOW, THEREFORE, the Company agrees as follows:

      1.    Effective October 20, 2004, Article III(C)(2) is amended to read:

            (2) for each Plan Year commencing on and after January 1, 2000, on behalf of each Participant (i) who is credited with 1,000 Hours of Service in such Plan Year, (ii) who remains in active Company service on the last day of such Plan Year and (iii) for whom it makes Elective Contributions for such Plan Year, Matching Contributions in an amount equal to one hundred percent (100%) of that portion of his Elective Contribution which does not exceed two percent (2%) of the Participant's Creditable Compensation for the portion of the Plan Year in which he was a Participant and made Elective Contributions; provided that conditions (i) and (ii) shall not apply in respect of a Participant who terminates employment during a Plan Year by reason of his death, disability or attainment of Normal Retirement Age; and provided further that condition(ii) shall not apply in respect of any Participant whose employment terminates in connection with the sale of the Company's subsidiary, Bank of Washtenaw, if he is released from employment by the Company on or after October 29, 2004 in connection with such sale.

      2. Except as amended or modified above, the Plan remains in full force and effect.

      IN WITNESS of its agreement, the Company has executed this Amendment on the day and year first above written.

                                    PAVILION BANCORP, INC.

                                    By /s/ Famela S. Fisher
                                       --------------------
                                       Its CORPORATE SECRETARY